                                SCHEDULE 14A
                                (Rule 14-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant:

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         CARRIER ACCESS CORPORATION
              (Name of Registrant as Specified in Its Charter)

                            _____________________

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                           CARRIER ACCESS CORPORATION
                               5395 Pearl Parkway
                            Boulder, Colorado 80301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

                               ----------------

To the Stockholders of Carrier Access Corporation:

   Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Carrier Access Corporation, a Delaware corporation (the "Company"), will be held on May 25, 2000 at 10:00 a.m., local time, at The Boulder Theater, 2032 14th Street, Boulder, Colorado 80302, for the following purposes:

  1. To elect directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
  2. To ratify the appointment by the Board of Directors of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.
  3. To approve the amendment to the Company's 1998 Stock Incentive Plan by the Board of Directors.
  4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

   Only holders of record of the Company's common stock at the close of business on April 3, 2000, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          By Order Of The Board Of Directors
                                          of Carrier Access Corporation

                                          Nancy Pierce
                                          Secretary

Boulder, Colorado
May 2, 2000

          WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN,
                 DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY
                     AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                           CARRIER ACCESS CORPORATION

                               ----------------

                                PROXY STATEMENT

                                      FOR

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------



   This Proxy Statement is being furnished to the holders of common stock, par value $.001 per share (the "Common Stock"), of Carrier Access Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of the Company's Stockholders (the "Annual Meeting") to be held on May 25, 2000 at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Boulder Theater, 2032 14th Street, Boulder, Colorado 80302. The telephone number at The Boulder Theater is (303) 786-7030. The Company's headquarters are located at 5395 Pearl Parkway, Boulder, Colorado, and the telephone number at that location is (303) 442-5455.

   This Proxy Statement and the accompanying form of proxy are first being mailed on or about May 4, 2000, together with the Company's 1999 Annual Report to Stockholders, to all holders of Common Stock entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Voting at the Annual Meeting; Record Date

   Only holders of record of the Company's Common Stock at the close of business on April 3, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 24,270,493 shares of the Company's Common Stock outstanding and entitled to be voted at the Annual Meeting. No shares of Preferred Stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company's Common Stock, see "Share Ownership by Principal Stockholders and Management."

Solicitation and Revocation

   Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the proxy have been designated as proxies for the Board. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees listed below under Proposal One, "FOR" the ratification of the appointment of KPMG llp under Proposal Two, "FOR" the increase in the number of shares authorized under the 1998 Stock Incentive Plan and, in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the meeting and any adjournments thereof. In the event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies in accordance with their best judgement. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the

Secretary of the Company, by voting in person at the Meeting, or by delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

Quorum; Required Vote; Abstentions and Non-Votes

   The presence, in person or by proxy, of the holders of a majority of the shares entitled to be voted at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are voted "FOR," "AGAINST" or "WITHHELD" from a metter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as being entitled to bote on the subject matter (the "Votes Cast") with respect to such matter. While abstentions (votes "withheld") will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Vast has been obtained with respect to a particular matter.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Proxies

   All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (i) by filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares or
(ii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado, Attention: Secretary.

Expenses of Solicitation

   All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, telegram, letter, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Stockholder Proposals

   Stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the 2000 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than January 6, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


   The rules of the Securities and Exchange Commission (the "SEC") provide that a proxy may confer discretionary authority to vote on a matter for an annual meeting of stockholders if the proponent fails to notify the Company at least forty-five (45) days prior to the month and day of mailing of the prior year's proxy statement. Accordingly, if a proponent does not notify the Company on or before April 20, 2001 of a proposal for the 2001 Annual Meeting, management may use its discretionary voting authority to vote on such proposal. All notices of proposals by stockholders, whether or not included in the Company's proxy materials should be sent to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado, Attention: Secretary.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

   A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

   Roger L. Koenig. (Age 46) Mr. Koenig has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in September 1992. Prior to co-founding the Company, Mr. Koenig served as the President and Chief Executive Officer of Koenig Communications, an equipment systems integration and consulting firm. Prior to founding Koenig Communications, Mr. Koenig held a number of positions with IBM/ROLM Europe, a telecommunications equipment manufacturer, including Engineering Section Manager for Europe. Mr. Koenig received a B.S. in Electrical Engineering from Michigan State University and an M.S. in Engineering Management from Stanford University.

   Nancy Pierce. (Age 42) Ms. Pierce has served as Vice President-Finance and Administration, Chief Financial Officer, Treasurer, Secretary and Director of the Company since its inception in September 1992. Prior to co-founding the Company, Ms. Pierce served as the Controller of Koenig Communications, an equipment systems integration and consulting firm. Prior to joining Koenig Communications, Ms. Pierce was a systems analyst at IBM Corporation and an internal auditor at ROLM Corporation. Ms. Pierce received a B.S. in Communication Disorders from Colorado State University and an M.B.A. from California State University, Chico.

   John Barnett, Jr. (Age 59) Mr. Barnett has served as a Director of the Company since December 1998. Mr. Barnett is currently the Chief Operating Officer of McCleod USA (April, 2000--Present). Mr. Barnett was the President of the Wholesale Services division of MCI WorldCom, Inc. (February 1997--March,
2000) and was President of WorldCom International from June 1996 through February 1997. From January 1995 until June 1996, Mr. Barnett served as Senior Vice President of Sales and Marketing of Williams Communications Company. From July 1993 until January 1995, Mr. Barnett as President of WilTel International, a division of WilTel Network Services. Wiltel Network Services is a predecessor of WorldCom, Inc. Mr. Barnett has also served as a Director of America's Carriers Telecommunication Association (ACTA), the Multimedia Telecommunications Association as well as several privately held corporations. Mr. Barnett received a B.A. in Political Science from Tulane University.

   Douglas Carlisle. (Age 43) Mr. Carlisle has served as a Director of the Company since September 1997. Mr. Carlisle has been a General Partner of Menlo Ventures since September 1984. Mr. Carlisle has served as a director of numerous public and private companies over the past 15 years. Mr. Carlisle received a B.S.E.E. in Electrical Engineering from the University of California, Berkeley and a J.D. and an M.B.A. from Stanford University.

   Joseph Graziano. (Age 55) Mr. Graziano has served as a Director of the Company since July 1996. Mr. Graziano served as Executive Vice President, Chief Financial Officer of Apple Computer, Inc. during the period from June 1989 through December 1995. Mr. Graziano also served as a Director at Apple Computer from June 1993 through October 1995. Mr. Graziano also serves as a Director of IntelliCorp., Inc., an enterprise software company, Pixar Animation Studios and CIDCO, a developer of advanced telephony products, and several private companies in the software and telecommunications industries. Mr. Graziano received a B.S.B.A. in Business Administration from Merrimack College. Mr. Graziano is also a Certified Public Accountant.

   Ryal Poppa. (Age 66) Mr. Poppa has served as a Director of the Company since May 1996. Mr. Poppa has been a private investor since June 1996. Mr. Poppa was the Chairman of the Board of Directors, President and Chief Executive Officer of Storage Technology Corporation, a data storage company, from January 1985 to May 1996. Mr. Poppa also currently serves as a Director of Metrocall, a paging company, and Redcape Policy Software, Inc., an enterprise software company. Mr. Poppa received a B.A. in Business Administration from Claremont McKenna College.

Board Meetings and Committees

   During 1999, the Board of Directors held six meetings (including regularly scheduled and special meetings), and no incumbent directors attended fewer than 75% of the total number of meetings of the Board of Directors and the committees, if any, of which he was a member. Certain matters approved by the Board of Directors were approved by unanimous written consent.

   The Board of Directors currently has two standing committees: an Audit Committee and a Compensation Committee. The Company has no nominating committee or committee performing a similar function. The Audit Committee and the Compensation Committee currently consist of Messrs. Graziano and Poppa.

   Audit Committee. The Audit Committee reviews and supervises the Company's financial controls, including selecting the Company's auditors, reviewing the books and accounts of the Company, meeting with the officers of the Company regarding the Company's financial controls, acting upon recommendations of auditors and taking such further action as the Audit Committee deems necessary to complete an audit of the books and accounts of the Company, as well as other matters which may come before it or as directed by the Board of Directors.

   Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock plans and performs such other duties as may from time to time be determined by the Board of Directors.

Director Compensation

   The Company currently does not compensate any member of the Company's Board of Directors and does not intend to pay cash compensation to non-employee directors. However, members of the Board of Directors are eligible to receive discretionary option grants and stock issuances under the 1998 Stock Incentive Plan (the "1998 Plan"). In addition, non-employee directors each receive an initial 15,000-share automatic option grant upon becoming a director. Each initial 15,000-share option grant vests in four successive equal annual installments upon the individual's completion of each year of service on the Board of Directors over the four year period measured from the option grant date. Each director also receives a 3,500-share option grant on the date of each annual meeting of stockholders pursuant to the 1998 Plan. The 3,500-share option grant vests upon the individual's completion of one year of Board service measured from the option grant date. All such option grants are granted at the fair market value on the date of grant. The 1998 Plan also permits the plan administrator to activate a director fee option grant program.

                                   MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information concerning the beneficial ownership of Common Stock of the Company as of April 1, 2000 for the following:
(1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (2) each of the Company's current directors; (3) each of the officers named in the Summary Compensation Table below; and (4) all directors and executive officers of the Company as a group.

                                                      Number of    Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
Name and Address of Beneficial Owner (1)               Owned(2)     Owned(2)
----------------------------------------             ------------ ------------
Roger L. Koenig (3).................................   1,710,558       7.0%
Nancy Pierce (4)....................................   1,715,558       7.0%
KELD, LLC (5).......................................  10,419,000      42.9%
Timothy J. Anderson (6).............................      55,534       *
Barry Kantner (7)...................................      75,000       *
John Barnett, Jr. (8)...............................      42,800       *
Douglas Carlisle (9)................................      68,500       *
Joseph Graziano (10)................................     174,540       *
Ryal Poppa (11).....................................     227,424       *
All directors and executive officers as a group (8
 persons) (13)......................................  14,481,914      59.0%

--------
* Less than 1%
(1) Except as otherwise noted, the address of each person listed on the table is c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301.
(2) Number and percentage of shares beneficially owned is based on 24,270,493 shares outstanding as of April 3, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 3, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of common Stock shown as beneficially owned by them.
(3) Represents 1,707,058 shares held by Mr. Koenig, 1,712,058 shares held by Ms. Pierce and 10,419,000 shares held by KELD, LLC. Mr. Koenig is a managing member of KELD, LLC and has shared voting and investment power over the shares held by KELD, LLC. Includes 3,500 shares of Common Stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's repurchase. Includes 3,500 shares of Common Stock issuable upon exercise at immediately exerciseable options held by Ms. Pierce all of which are subject to the Company's repurchase.
(4) Represents 1,712,058 shares held by Ms. Pierce, 1,707,058 shares held by Mr. Koenig and 10,419,000 shares held by KELD, LLC. Ms. Pierce is a managing member of KELD, LLC. Ms. Pierce is a managing member of KELD, LLC and has shared voting and investment power over the shares held by KELD, LLC. Includes 3,500 shares of Common Stock issuable upon exercise of immediately exerciseable options, all of which are subject to the Company's repurchase, Includes 3,500 shares of Common Stock issuable upon exercise of immediately exerciseable options held by Mr. Koenig all of which are subject to the Company's repurchase.
(5) Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.
(6) Includes 52,808 shares of common stock issuable upon exercise of immediately exercisable options, 48,126 of which are subject to the Company's right of repurchase.
(7) Includes 75,000 shares of common stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's right of repurchase.
(8) Includes 33,500 shares of common stock issuable upon exercise of immediately exercisable options, 26,000 of which are subject to the Company's right of repurchase.

(9) Includes 3,500 shares of common stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's right of repurchase.
(10) Includes 3,500 shares of common stock issued upon early exercise of immediately exercisable options, 3,500 of which are subject to the Company's right of repurchase.
(11) Includes 3,5000 shares of common stock issued upon early exercise of immediately exercisable options, 3,500 of which are subject to the Company's right of repurchase.

Executive Compensation

   The following table sets forth certain information concerning total compensation received by the Chief Executive Officer and each of the four most highly compensated executive officers during the last fiscal year (the "Named Officers") for services rendered to the Company in all capacities during the Company's last two fiscal years.

                           Summary Compensation Table

                                                                Long-Term
                                                               Compensation
                                                           --------------------
                                                                  Awards
                                              Annual       --------------------
                                           Compensation
                                        ------------------ Number of Securities
   Name and Principal Position     Year Salary($) Bonus($)  Underlying Options
   ---------------------------     ---- --------- -------- --------------------
Roger L. Koenig
 President, Chief Executive
 Officer and                       1999  175,000   87,500          3,500
 Chairman of the Board of          1998  163,462   50,000            --
 Directors........................ 1997  143,269      --             --

Nancy Pierce
 Vice President, Finance and
 Administration, Chief             1999  125,000   43,750          3,500
 Financial Officer, Treasurer and  1998  113,461   35,000            --
 Secretary........................ 1997   94,615      --             --
                                   1999  135,000      --             --
Shrichand B. Dodani                1998  135,000   76,998         37,500
 Vice President, Engineering...... 1997   43,538      --         187,500
                                   1999      --       --          25,000
J. Randy Shipley                   1998   93,462  119,449        175,000
 Vice President, Sales............ 1997      --       --             --
                                   1999      --    40,500            --
John Stahura                       1998  135,000   22,500        112,500
 Vice President, Operations....... 1997      --       --             --

Option Grants in Last Fiscal Year

   The following table sets forth, as to the Named Officers, information concerning stock options granted during the year ended December 31, 1999.

                                        Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable
                         Number of   Percent of                             Value at Assumed
                         Securities Total Options                        Annual Rates of Stock
                         Underlying  Granted to                          Price Appreciation for
                          Options   Employees in   Exercise                Option Term($)(4)
                          Granted      Fiscal      Price Per   Date of   ----------------------
          Name             (#)(1)    Year(%)(2)   Share($)(3) Expiration     5%           10%
          ----           ---------- ------------- ----------- ---------- -----------  -----------
Roger L. Koenig.........    3,500         *         $37.00    5/27/2004       81,326       206,423
Nancy Pierce............    3,500         *         $37.00    5/27/2004       81,326       206,423
Shrichand B. Dodani.....      --         --            --           --           --            --
J. Randy Shipley........   25,000         *         $33.00    1/18/2004      518,000     1,315,050
John Stahura............      --         --            --           --           --            --

--------
* Less than one percent.
(1) The options in this table are nonstatutory stock options, except as otherwise provided, granted under the 1998 Stock Incentive Plan and have exercise prices equal to the fair market value on the date of grant. Certain options have five-year terms and vest over a period of 48 months at a rate of 25% on the first anniversary date from the dated grant and a rate of 6.25% per quarter thereafter until fully vested and certain options cliff vest based on performance milestones.
(2) The Company granted options to purchase 1,082,050 shares of Common Stock to employees in fiscal 1999.
(3) The options in this table may terminate before their expiration upon the termination of optionee's status as an employee or consultant or upon the optionee's disability or death.
(4) Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain or "option spread" that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' five-year term at assumed annual rates of 5% and 10%. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessary agree that this method can properly determine the value of an option.

Option Exercises and Holdings

   The following table sets forth, as to the Named Officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1999.

                                                                Number of Securities
                                                               Underlying Unexercised
                            Shares Acquired as Exercise      Options at Fiscal Year End   Value of Unexercised
                              for the Fiscal Year End                   (#)              in-the-Money Options at
                          --------------------------------  ---------------------------- -----------------------
           Name           Number of Shares  Value Realized  Exercisable(1) Unexercisable  Fiscal Year End($)(2)
           ----           --------------------------------  -------------- ------------- -----------------------
Roger L. Koenig............         --           --           3,500          3,500           $  106,000
Nancy Pierce...............         --           --           3,500          3,500           $  106,000
Shrichand B. Dodani........    131,250    5,016,843              --             --                   --
J. Randy Shipley...........     62,500    2,722,857         137,500             (2)          $7,189,131
John Stahura...............     37,499    1,634,451.25       75,000             (3)           $4,448,953

--------
(1) Market value of underlying securities based on the closing price of Company's Common Stock on December 31, 1999 (the last trading day of fiscal 1999) on the Nasdaq National Market of $67.313 minus the exercise price.

(2) 143,750 shares of Common Stock are exercised and/or exerciseable, all of which are subject to the Company's repurchase at 12/31/99.

(3) 75,000 share of Common stock are exerciseable, all of which are subject to the Company's repurchase at 12-31-99.

Report of the Compensation Committee of the Board of Directors

   The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently comprised of two non-employee directors. The Compensation Committee is responsible for establishing the policies and programs which determine the compensation of the Company's officers. The Compensation Committee sets base cash compensation and bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of the Company. In addition, the Compensation Committee has exclusive authority to grant stock options to executive officers. The Compensation Committee considers both internal data, including corporate goals and individual performance, as well as external data from outside compensation consultants and independent executive compensation data from comparable high technology companies, in determining officers' compensation.

  Compensation Philosophy

  When creating policies and making decisions concerning executive compensation, the Compensation Committee:

  . Establishes pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of the Company, and the labor markets in which the Company operates,

  . Independently assesses operating results on a regular basis in light of expected Company performance, and

  . Aligns pay incentives with the long-term interests of the Company's stockholders.

  Compensation Program

   The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

    1. Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local (Denver Area), national, and, for international executives, foreign country data are examined and taken into account, along with the skills and performance of the individual and the needs of the Company.

    2. Cash incentive compensation is designed to motivate executives to attain short-term and longer-term corporate, business unit and individual management goals. The actual annual cash bonuses received by an executive depend upon attainment of certain of these specified business goals. The formula for incentive bonuses for fiscal year 1999 was based on the achievement of certain revenue and operating margin targets, together with the attainment of corporate goals and/or completion of engineering development milestones and new product delivery dates, production and cost reduction goals. It is the intention of the Compensation Committee in fiscal year 2001 to continue this linkage between the achievement of specific financial targets and corporate goals, and the payment of incentive cash compensation, for officers and other executives in the Company.

    3. Equity-based incentive compensation has been provided to employees and management through the Company's stock incentive plans. Under these plans, officers, employees and certain consultants to the Company are eligible to be granted stock options based on competitive market data, as well as their responsibilities and position in the Company. These options allow participants to purchase shares of the Company's Common Stock at the market price on the date of the grant, subject to vesting during the participant's employment with the Company. The purpose of this stock plan is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. The Company's stock option plan utilizes vesting periods to encourage employees and executives to remain with the Company and to focus on longer-term results.

  Chief Executive Officer Compensation

   In determining Mr Koenig's compensation for the fiscal year ended December 31, 1999, the Compensation Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the Denver Area, and evaluated achievement of corporate individual objectives for the fiscal year. Like other executive officers, Mr. Koenig was eligible to receive an incentive bonus determined on the basis of (i) the Company's revenue growth and operating margin and (ii) the achievement of specific corporate goals. Mr. Koenig received a bonus of $87,500 for fiscal year 1999. We believe it is critical to the Company's long-term success to continue to tie the Chief Executive Officer's incentive to the Company's performance and to align individual financial interests more closely with those of stockholders.

  Other Executive Compensation

   The Company provides certain compensation programs to executives that are also available to other Company employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs except where prescribed by law in countries other than the United States. The Company generally does not provide executive perquisites such as club memberships.

  Deductibility of Executive Compensation

   Beginning in 1994, the Internal Revenue Code of 1986, as amended (the "Code") limited the federal income tax deductibility of compensation paid to the Company's chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company's current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, the Company's compensation plans and policy will be modified to maximize deductibility if the Company and the Compensation Committee determine that such action is in the best interests of the Company.

                            COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Ryal Poppa
                            Joeseph Graziano

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership on a Form 3 and changes in ownership on a Form 4 or a Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all
Section 16(a) forms that they file.

   Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during 1999, its executive officers, directors and 10% Stockholders complied with all applicable Section 16(a) filing requirements.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee is currently composed of Messrs. Graziano and Poppa. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

Company Stock Price Performance

   The following graph compares the cumulative total return to stockholders on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Nasdaq Telecom Index. The graph assumes that $100 was invested on July 31, 1998 in the Company's Common Stock, the S&P 500 Index and the Nasdaq Telecom Index, including reinvestment of dividends. No dividends have been declared or paid on the Company's Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.
         [TOTAL RETURN TO STOCKHOLDERS PERFORMANCE GRAPH APPEARS HERE]

  Total Return Analysis

                                                     7/31/98 12/31/98 12/31/1999
  Carrier Access.................................... $100.00 $286.98   $560.94
  Nasdaq Telecom Index.............................. $100.00 $116.92   $237.19
  S&P 500........................................... $100.00 $110.41   $133.64

   Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from Bloomberg Financial Markets.

                                  PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed KPMG LLP as independent auditors of the Company to audit the consolidated financial statements of the Company for the year ending December 31, 2000, and has determined that it would be desirable to request that the stockholders ratify such appointment.

   KPMG LLP has audited the Company's financial statements since 1994. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Required Vote

   Although stockholder approval is not required for the appointment of KPMG LLP since the Board of Directors has the responsibility for selecting auditors, the Board of Directors has conditioned its appointment of the Company's independent auditors upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting. In the event that the stockholders do not approve the selection of KPMG LLP, the Board of Directors will reconsider its selection.

Recommendation of the Board of Directors

   The Board of Directors recommends a vote "FOR" this proposal.

                                 PROPOSAL THREE

      APPROVAL OF AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN TO INCREASE
             THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

   The Board of Directors has approved the Amendment of the Company's 1998 Stock Incentive Plan to increase the number of authorized shares available under the 1998 Plan from 4,875,000 to 6,375,000 and has determined that it would be desirable to seek stockholder approval of such amendment to the 1998 Plan.

   Since 1995, the Company has provided stock options as an incentive to its employees to promote increased stockholder value. Management believes that stock options are one of the prime ways to attract and retain key personnel responsible for the continued development and growth of the Company's business, and to motivate all employees to increase stockholder value. In addition, stock options are considered a competitive necessity in the high technology industries in which the Company competes.

   The Company currently grants options to employees upon initial hire, and periodically to key employees in recognition of achievement of certain performance criteria. In the recent fiscal year, the Company experienced revenue growth from $48.1 million in fiscal 1998 to $108.8 million in fiscal 1999. Critical hires were made in all functional areas. Consequently, the number of employees during fiscal 1999 grew from 173 to 311 at fiscal year end.

   As a result of the increase in number of employees during fiscal 1999 and the desire to give further incentive to and retain current employees and officers in today's highly competitive and tight labor market, options to purchase 1,082,050 shares were granted from the 1998 Plan. Consequently, as of December 31, 1999, there were, 683,909 shares available for issuance under the 1998 Plan, not including the 1,500,000 shares subject to shareholder approval at this Annual Meeting.

   As of March 31, 2000, 1,544,699 shares were available for issuance under the 1998 Plan, not including the 1,500,000 shares subject to shareholder approval at this Annual Meeting, options to purchase 1,973,270 shares outstanding, and 1,372,073 option shares exercised under the 1998 Plan.

Proposed Amendment

   In April 2000, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1998 Plan to increase the number of shares reserved for issuance thereunder from 4,875,000 to 6,375,000 shares. Stockholders are being asked at the Annual Meeting to approve this increase in shares reserved under the 1998 Plan.

Required Vote and Board of Directors' Recommendation

   The affirmative vote of a majority of the outstanding shares of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the amendment to the 1998 Plan. The effect of an abstention is the same as a vote against approval of the amendments to the 1998 Plan. Should stockholder approval not be obtained, then the 1998 Plan will remain unchanged, and option grants and direct stock issuances will continue to be made pursuant to the 1998 Plan in effect until there are no remaining shares available for issuance pursuant to the 1998 Plan.

Conform to Proposals 1 and 2

Recommendation of the Board of Directors

     The Board of Directors recommends a vote "FOR" this proposal.

Description of the 1998 Stock Option Plan

   1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option Plan (the "Predecessor Plan"). The 1998 Plan was adopted by the Board in May 1998 and was approved by the stockholders in June 1998. The Discretionary Option Grant and Stock Issuance Programs under the 1998 Plan became effective immediately upon the Board's adoption of the Plan (the "Plan Effective Date"). The Automatic Option Grant Program became effective on July 30, 1998.

   A total of 3,750,000 shares of Common Stock has been authorized for issuance under the 1998 Plan. Such share reserve consists of the number of shares available for issuance under the Predecessor Plan on the Plan Effective Date, including the shares subject to outstanding options. To the extent any shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after July 30, 1998, at the exercise price paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1998 Plan. In addition, the number of shares of Common Stock reserved for issuance under the 1998 Plan automatically increases on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to two and one-half percent (2.5%) of the total number of shares of Common Stock outstanding on the last trading day of the preceding calendar year, but no such annual increase shall exceed 562,500 shares.

   On July 30, 1998, outstanding options and unvested shares issued under the Predecessor Plan were incorporated into the 1998 Plan, and no further option grants were made under the Predecessor Plan. The incorporated options continue to be governed by their existing terms, unless the Compensation Committee, as Plan Administrator, elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

   The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price determined by the Plan Administrator on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants. In no event may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year.

   The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Compensation Committee. The Compensation Committee as Plan Administrator has the discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also has the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board exercised any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs are made in strict compliance with the express provisions of each such program.

   In the event that the Company is acquired by merger or sale of all or substantially all of its assets or securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have complete discretion to grant options under the Discretionary Option Grant Program which will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee's service within a designated period (not to exceed 18 months) following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. The Board has the discretion to cause the options incorporated from the Predecessor Plan to vest on an accelerated basis upon an acquisition of the Company by merger or asset sale. The Plan Administrator will have discretion to extend one or more of the other acceleration provisions of the 1998 Plan to those options.

   In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non- statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

   Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 15,000 shares of Common Stock on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each annual meeting of stockholders held after the Underwriting Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 3,500 shares of Common Stock, provided such individual has served on the Board for at least six months.

   Each automatic grant for the non-employee Board members will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee's Board service cease prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest in series of four successive equal annual installments upon the individual's completion of each year of Board service over the four-year period measured from the option grant date. The shares subject to each annual 3,500-share automatic grant will vest upon the individual's completion of one year of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while serving as a Board member.

   Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below- market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one- third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

   The 1998 Plan and the Predecessor Plan also include non-competition provisions which give the Plan Administrator discretion to cancel options, reacquire options and recover profits on the sale of shares from service providers and former service providers who compete with the Company while still providing services or within one year after termination of services.

   The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

   The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earlier of
(i) May 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares and (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgement on such matters.

   It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

                                          THE BOARD OF DIRECTORS

Boulder, Colorado
May 2, 2000